Exhibit 10.12
NEWELL RUBBERMAID INC. 2003 STOCK PLAN
PERFORMANCE SHARE AWARD AGREEMENT
     A Performance Share Award (the “Award”) granted by Newell Rubbermaid Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”), relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective February 8, 2006 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:
     1. Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of the attached Award letter and the return of an executed copy of such Award letter to the Human Resources – Compensation department of the Company no later than 60 days after the Award Date set forth therein or, if later, 30 days after the Grantee receives this Agreement.
     2. Issuance of Shares. Prior to March 15, 2007, the Grantee shall be entitled to receive a number of shares of Common Stock (the “Award Shares”) having a Fair Market Value (determined as of the Payout Date) equal to the product of the Payout Percentage multiplied by the Target Award. For purposes of this Award, (i) “Payout Date” shall mean the date on which the Award Shares, if any, are issued to Grantee pursuant to this Award; (ii) “Payout Percentage” shall mean the percentage, not to exceed 100%, of the target cash bonus earned by Grantee under the Company’s Management Cash Bonus Plan for the 12-month period ending December 31, 2006; and (iii) “Target Award” shall mean the value of Grantee’s target Performance Share award, which amount shall be calculated by multiplying the Grantee’s base salary earned during the 12-month period ending December 31, 2006 by the percentage of the Grantee’s base salary indicated as the target Award in the attached Award letter; provided that transfer of employment to a different position within the Company or any of its affiliates may result in adjustment of the percentage of the Grantee’s base salary used to determine the Target Award, in the discretion of the Vice President – Human Resources.
     3. Transfer Restrictions. This Award shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee (or his estate or personal representative, as the case may be). Award Shares, once issued, shall be freely transferable and subject to no restrictions on transfer, other than any such restrictions arising under federal, state or foreign securities laws.
     4. Death, Disability or Retirement. In the event that the Grantee’s employment with the Company and all of its affiliates terminates due to the Grantee’s death, disability or retirement, this Award and the Grantee’s right (or the right of his estate or personal representative, as the case may be) to receive the Award Shares shall vest in full upon the date of such termination. For purposes of this Award, (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months; and (ii) “retirement” means the Grantee’s termination from employment with the Company and all affiliates without cause (as determined by the Committee in its sole discretion) when the Grantee is 65 or older.
     5. Normal Vesting; Forfeiture. Grantee’s right to receive the Award Shares shall vest in full in the event that the Grantee remains actively employed by the Company or any of its affiliates as of

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December 31, 2006. Subject to the next following sentence, the Award shall be forfeited to the Company in the event that the Grantee’s employment with the Company and all affiliates is terminated, voluntarily or involuntarily, at any time prior to December 31, 2006 for any reason other than the Grantee’s death, disability or retirement (as described in Section 4 above). For the avoidance of doubt, any transfer of employment to a different position within the Company or any of its affiliates shall not result in a forfeiture of the Award. The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the vesting of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 5.
     6. Withholding Taxes. If applicable, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for Award Shares. Payment of such taxes may be made by a method specified in the Plan and approved by the Committee.
     7. Rights as Stockholder. Prior to the issuance of the Award Shares, the Grantee shall not possess any rights of a stockholder in respect of such shares by virtue of this Award. Upon issuance of the Award Shares, the Grantee shall be entitled to all of the rights of a stockholder of the Company with respect to the Award Shares, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Award Shares from the Payout Date.
     8. Share Delivery. Delivery of the Award Shares will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or, provided that the Grantee has complied with all obligations and conditions set forth in the Plan and this Agreement, the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such Award Shares.
     9. Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.
     10. Performance Goals. The Award is intended qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The parties acknowledge that the issuance of Award Shares will be determined based on the same performance goals that are utilized for determining cash awards under the Company’s Management Cash Bonus Plan for the 12-month period ending December 31, 2006, and that such goals have been established in accordance with Sections 3.3 and 9.2 of the Plan and Section 162(m) of the Code. Following the completion of such 12-month period, the Committee shall determine, in its sole judgment, the extent to which such performance goals have been achieved and shall authorize the issuance of Award Shares to the Grantee in accordance with the terms of this Award.
     11. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.
     12. Stockholder Approval. This Agreement, and the Award, are subject in all respects to approval of the Plan (in the form amended and restated as of February 8, 2006) by the stockholders of the Company at the 2006 annual meeting. In the event such approval is not obtained, this Agreement and the Award shall automatically be canceled and shall thereafter be null and void and of no further force or effect.

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     IN WITNESS WHEREOF, this Agreement is executed by the Company this                      th day of                     ,                     , effective as of the 8th day of February, 2006.

NEWELL RUBBERMAID INC.

By:

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